MARCUM
ACCOUNTANTS ▲ ADVISORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of GameSquare Holdings, Inc. on Form F-4 of our report dated April 4, 2023, with respect to our audits of the consolidated financial statements of FaZe Holdings Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the proxy statement / prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such proxy statement / prospectus.

Marcum LLP

Marcum LLP
Costa Mesa, CA
December 11, 2023